Exhibit 99.1

For more information, contact:
Robert Jordheim
Interim Chief Executive Officer
rjordheim@rtix.com

Roxane Wergin
Director, Corporate Communications
rwergin@rtix.com

Phone (386) 418-8888

RTI Surgical® Announces 2016 Fourth Quarter, Full Year Results;

Initiates Actions to Improve Execution and Return to Profitable Growth

Restructuring Underway and

Overall Business Beginning to Stabilize

ALACHUA, Fla. (Feb. 23, 2017) – RTI Surgical Inc. (RTI) (Nasdaq: RTIX), a global surgical implant company, reported operating results for the fourth quarter and full year of 2016. The company also outlined new actions focused on improving execution and returning the company to profitable growth.

RTI’s board and management team have pivoted the company toward growth areas, such as opportunities in the direct business that are beginning to yield early results. The company also initiated a restructuring program that is expected to achieve cost savings and position RTI’s operating platform to capitalize on future growth opportunities. As announced in January, the Board appointed Camille Farhat, an experienced executive and growth-focused leader with proven expertise in revitalizing and growing global health care businesses, to chief executive officer. Mr. Farhat will assume the position on March 15, 2017.

“In a few short weeks, we will welcome Camille Farhat as our new Chief Executive Officer,” said Curtis M. Selquist, Chairman of RTI’s Board of Directors. “Camille’s initial focus will be to lead a 90-day effort focused on assessing and developing a plan to return RTI to profitable and sustainable growth. This will include identifying additional opportunities to reduce the company’s cost structure and improve cash flow, refocusing the company’s culture around accountability and execution, and redirecting its resources to attractive markets that we believe offer the greatest opportunities for growth. Over the course of 2017, the company is committed to driving cost efficiencies, focused innovation and profitable growth, and we will measure and report progress in all areas accordingly.”

RTI Interim Chief Executive Officer Robert Jordheim said, “We are focused on execution and, in parallel with the pending arrival of Camille, we are executing an initial restructuring plan to reduce operating costs and streamline and improve our platform for growth. As a result of this initial cost rationalization, we expect to incur a pre-tax charge of approximately $4 million for severance-related expenses, a majority of which will be recorded in the first quarter of 2017. This initial plan is expected to save the company approximately $8 million of annualized expenses beginning in the first quarter of 2017 and is a first step toward optimizing our expense structure to establish an efficient and more flexible platform upon which to grow profitably.”

RTI’s fourth quarter and full year 2016 financial results, as outlined in greater detail below, reflect that the company has initiated steps in the quarter to improve the operational performance and financial results of its overall business going forward. RTI has delivered strong performance in its direct business, with double-digit growth reported in its spine, surgical specialties, cardiothoracic and international businesses. While RTI’s commercial/other business declined during 2016, primarily due to extraordinarily high commercial orders in 2015, the business did show signs of stabilization during the year.

Fourth Quarter 2016

RTI reported a net loss of $12.0 million in 2016’s fourth quarter, or $0.21 per fully diluted common share, mainly due to pre-tax charges totaling $16.0 million related to excess hernia and sports medicine inventory and asset impairment of the company’s German subsidiary. As outlined in the reconciliation tables that follow, excluding these charges, adjusted net income per fully diluted common share was $0.01 and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) was $6.1 million for the fourth quarter of 2016.

Worldwide revenues were $71.3 million for the fourth quarter of 2016, a decrease of 6 percent, domestic revenues were $64.6 million, a decrease of 9 percent, and international revenues were $6.8 million, an increase of 24 percent from 2015’s fourth quarter. The decrease in domestic revenue was primarily due to lower orders in the commercial /other business in 2016 coming off a very strong 2015; partially offset by strong growth in the domestic direct businesses. The increase in international revenues was mainly driven by growth in Asia, primarily in Spine.

Direct revenues were $44.5 million for the fourth quarter of 2016, an increase of 22 percent compared to the fourth quarter of 2015, with particular strength in Spine. RTI’s spine business continues to be one of the fastest-growing spine businesses in the U.S., primarily due to increases in surgeon users and distributor relationships. Commercial/other revenues were $26.8 million for the fourth quarter of 2016.

The company has begun implementing restructuring actions targeted at rightsizing investments toward those businesses and market areas with the greatest potential for long-term growth. This effort is ongoing and is expected to result in both cost savings and additional revenue opportunities over the near- and long-term.

Full Year 2016

Worldwide revenues were $272.9 million for the full year 2016, a decrease of 3 percent compared to revenues for the full year 2015, mainly due to the same factors impacting fourth quarter 2016 worldwide revenues. Domestic revenues were $247.8 million for the full year 2016, a decrease of 5 percent compared to domestic revenues for the full year 2015. International revenues were $25.1 million for the full year 2016, an increase of 15 percent compared to international revenues for the full year 2015. On a constant currency basis, international revenues for the full year 2016 increased 15 percent compared to international revenue for the full year 2015.

Direct revenues were $160.8 million for the full year 2016, an increase of 16 percent compared to direct revenues for the full year 2015. The company experienced double digit growth in the spine, surgical specialties, cardiothoracic, and international businesses. Commercial/other revenues were $112 million for the full year 2016, a decrease of 22 percent compared to commercial/other revenues for the full year 2015. The decline in commercial/other business is primarily related to significantly high orders in 2015 with lower orders in 2016, however the commercial business showed signs of stabilization during the year. In addition, RTI is taking actions to reinvigorate this business by strengthening relationships and investing in innovation.

During the year, the company recorded pre-tax charges totaling $25.6 million as follows: $9.6 million related to hernia and sports medicine inventory, $5.6 million related to asset impairment of the company’s German subsidiary, $1.2 million related to strategic review costs, $4.4 million related to CEO transition and retirement costs, $2.7 million related to contested proxy costs, $1.1 million related to restructuring, and $1 million related to severance. In addition, the company also recorded a foreign net operating loss valuation reserve of $1.2 million.

Net loss applicable to common shares was $18.1 million for the full year 2016, compared to net income applicable to common shares of $11.6 million for the full year 2015. Net loss per common share was $0.31 for the full year 2016, based on 58.2 million common shares outstanding, compared to net income per fully diluted common share of $0.20 for the full year 2015, based on 58.6 million fully diluted common shares outstanding.

As detailed in the reconciliation provided later in this release, adjusted net income applicable to common shares was $2.1 million for the full year 2016, compared to adjusted net income applicable to common shares of $13.4 million for the full year 2015. Adjusted net income per fully diluted common share was $0.04 for the full year 2016, based on 58.5 million fully diluted common shares outstanding, compared to adjusted net income per fully diluted common share of $0.23 for the full year 2015, based on 58.6 million fully diluted common shares outstanding.

Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA), as detailed in the reconciliation provided later in this release, was $29.8 million for the full year 2016 (11 percent of 2016 revenues) compared to $46.3 million for the full year 2015 (16 percent of 2015 revenues).

Fiscal 2017 Outlook

RTI will remain focused in 2017 on execution, continued innovation and profitable growth across each of its business lines and geographies. The company has developed its guidance based on a conservative view of its current restructuring and operational improvement program, its current business profile and existing market conditions.

Within this context, RTI expects full year revenues for 2017 to be between $274 million and $285 million. Compared to the full year 2016, direct revenue is expected to grow mid-to-high single digits on a percentage basis, while commercial/other revenue is expected to account for a relatively flat to low single-digit decline on a percentage basis.

As detailed in the reconciliation provided later in this release, excluding the approximately $4 million pre-tax charge for severance-related expenses in 2017 as noted above, adjusted full year net income per fully diluted common share is expected to be in the range of $0.05 to $0.10, based on 59.5 million fully diluted common shares outstanding.

RTI will continue to evaluate its operating platform throughout the year and will update its 2017 top- and bottom-line guidance as its actions might warrant.

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss its fourth quarter and full year results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the conference call will be available on the RTI website following the call.

About RTI Surgical Inc.

RTI Surgical is a leading global surgical implant company providing surgeons with safe biologic, metal and synthetic implants. Committed to delivering a higher standard, RTI’s implants are used in sports medicine, general surgery, spine, orthopedic, trauma and cardiothoracic procedures and are distributed in nearly 50 countries. RTI is headquartered in Alachua, Fla., and has four manufacturing facilities throughout the U.S. and Europe. RTI is accredited in the U.S. by the American Association of Tissue Banks and is a member of AdvaMed. For more information, please visit www.rtix.com.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory actions or approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except share and per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues	$71,347	$76,121	$272,865	$282,293
Costs of processing and distribution	43,246	35,814	140,516	132,551

Gross profit	28,101	40,307	132,349	149,742

Expenses:
Marketing, general and administrative	31,447	27,351	116,125	107,439
Research and development	4,056	3,573	16,090	15,065
Strategic review costs	500	—	1,150	—
CEO Retirement and transition costs	297	—	4,404	—
Contested proxy expenses	—	—	2,680	—
Asset impairment and abandonments	5,635	814	5,635	814
Litigation settlement and settlement charges	—	804	—	804
Restructuring charges	—	—	1,107	—
Severance costs	—	995	1,039	995

Total operating expenses	41,935	33,537	148,230	125,117

Operating (loss) income	(13,834)	6,770	(15,881)	24,625

Total other expense - net	(667)	(425)	(1,779)	(1,411)

(Loss) income before income tax benefit (provision)	(14,501)	6,345	(17,660)	23,214
Income tax benefit (provision)	3,399	(2,179)	3,061	(8,299)

Net (loss) income	(11,102)	4,166	(14,599)	14,915

Convertible preferred dividend	(897)	(845)	(3,508)	(3,305)

Net (loss) income applicable to common shares	$(11,999)	$3,321	$(18,107)	$11,610

Net (loss) income per common share - basic	$(0.21)	$0.06	$(0.31)	$0.20

Net (loss) income per common share - diluted	$(0.21)	$0.06	$(0.31)	$0.20

Weighted average shares outstanding - basic	58,426,241	57,793,509	58,236,745	57,611,231

Weighted average shares outstanding - diluted	58,426,241	58,450,690	58,236,745	58,590,494

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income Applicable to Commons Shares to Adjusted EBITDA

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Net (loss) income applicable to common shares	$(11,999)	$3,321	$(18,107)	$11,610
Interest expense, net	594	511	1,647	1,489
(Benefit) provision for income taxes	(3,399)	2,179	(3,061)	8,299
Depreciation	2,540	3,028	12,835	12,240
Amortization of intangible assets	883	1,037	3,675	4,282

EBITDA	(11,381)	10,076	(3,011)	37,920
Reconciling items impacting EBITDA
Preferred dividend	897	845	3,508	3,305
Non-cash stock based compensation	515	633	3,590	2,548
Foreign exchange loss (gain)	73	(86)	132	(78)
Other reconciling items *
Excess inventory charge	9,556	—	9,556	—
Strategic review costs	500	—	1,150	—
CEO Retirement and transition costs	297	—	4,404	—
Contested proxy expenses	—	—	2,680	—
Asset impairment and abandonments	5,635	814	5,635	814
Litigation settlement and settlement charges	—	804	—	804
Restructuring charges	—	—	1,107	—
Severance costs	—	995	1,039	995

Adjusted EBITDA	$6,092	$14,081	$29,790	$46,308

Adjusted EBITDA as a percent of revenues	9%	18%	11%	16%

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of Net (Loss) Income Applicable to Common Shares and Net (Loss) Income Per Diluted Share to

Adjusted Net Income Applicable to Common Shares and Adjusted Net Income Per Diluted Share

(Unaudited, in thousands except per share data)

	Three Months Ended
	December 31, 2016		December 31, 2015
	Net (Loss) Income Applicable to Common Shares	Amount Per Diluted Share	Net (Loss) Income Applicable to Common Shares	Amount Per Diluted Share
As reported	$(11,999)	$(0.21)	$3,321	$0.06
Excess inventory charge (1)	9,556	0.16	—	—
Strategic review costs (2)	500	0.01	—	—
CEO Retirement and transition costs (3)	297	0.01	—	—
Asset impairment and abandonments (5)	5,635	0.10	814	0.01
Litigation and settlement charges (6)	—	—	804	0.01
Severance charges (8)	—	—	995	0.02
Tax effect on adjustments	(3,474)	(0.06)	(871)	(0.01)

Adjusted *	$515	$0.01	$5,063	$0.09

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.
Amount Per Diluted Share may not foot due to rounding.

	Twelve Months Ended
	December 31, 2016		December 31, 2015
	Net (Loss) Income Applicable to Common Shares	Amount Per Diluted Share	Net (Loss) Income Applicable to Common Shares	Amount Per Diluted Share
As reported	$(18,107)	$(0.31)	$11,610	$0.20
Excess inventory charge (1)	9,556	0.16	—	—
Strategic review costs (2)	1,150	0.02	—	—
CEO Retirement and transition costs (3)	4,404	0.08	—	—
Contested proxy expenses (4)	2,680	0.05	—	—
Asset impairment and abandonments (5)	5,635	0.10	814	0.01
Litigation and settlement charges (6)	—	—	804	0.01
Restructuring charges (7)	1,107	0.02	—	—
Severance charges (8)	1,039	0.02	995	0.02
European net operating loss valuation reserve (9)	1,224	0.02	—	—
Tax effect on adjustments	(6,602)	(0.11)	(871)	(0.01)

Adjusted *	$2,086	$0.04	$13,352	$0.23

*	See explanations in Use of Non-GAAP Financial Measures section later in this release.
Amount Per Diluted Share may not foot due to rounding.

Fiscal 2017 Outlook

Full year net income per fully diluted common share is expected to be in the range of $0.01 to $0.06, based on 59.5 million fully diluted shares outstanding. Excluding severance charges taken in 2017, full year net income per fully diluted common share is expected to be in the range of $0.05 to $0.10.

RTI SURGICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP Guidance Net Income Per Common Share - Diluted to

Adjusted Non-GAAP Guidance Net Income Per Common Share - Diluted

(Unaudited)

Twelve Months Ended
December 31, 2017
$ Amount
Per Common
Share - Diluted
GAAP Guidance Net Income Per Common Share - Diluted	$0.01 - 0.06
Severance charges, net of tax effect	0.04

Adjusted Non-GAAP Guidance Net Income Per Common Share - Diluted	$0.05 - 0.10

Use of Non-GAAP Financial Measures

To supplement the Company’s unaudited condensed consolidated financial statements presented on a GAAP basis, the Company discloses certain non-GAAP financial measures that exclude certain amounts, including Adjusted EBITDA, Adjusted Net Income Applicable to Common Shares and Adjusted Net Income per Common Share - Diluted. The calculation of the tax effect on the adjustments between GAAP net (loss) income applicable to common shares and non-GAAP net income applicable to common shares is based upon our estimated annual GAAP tax rate, adjusted to account for items excluded from GAAP net (loss) income applicable to common shares in calculating Adjusted Net Income Applicable to Common Shares-Diluted. A reconciliation of the non-GAAP financial measures to the corresponding GAAP measures is included in the tables listed above.

The following is an explanation of the adjustments that management excluded as part of adjusted measures for the three and twelve month period ended December 31, 2016 and 2015 as well as the reason for excluding the individual items:

(1) 2016 Excess inventory charge – This adjustment represents an inventory charge as a result of writing-off certain excess product quantities primarily for excess hernia and sports medicine inventory. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

(2) 2016 Strategic review costs – This adjustment represents charges relating to a comprehensive strategic review of the Company’s business lines and operations to leverage the Company’s expertise, technology and products and identify opportunities to increase stockholder value. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

(3) 2016 CEO Retirement and transition costs – This adjustment represents charges relating to the retirement of our Chief Executive Officer, Brian K. Hutchison, pursuant to the Executive Transition Agreement dated August 29, 2012 and Executive Separation Agreement dated August 15, 2016. Management removes the amount of these expenses from our operating results to supplement a comparison to our past operating performance.

(4) 2016 Contested proxy expenses – This adjustment represent charges relating to contested proxy expenses. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

(5) 2016 and 2015 Asset impairment and abandonments – This adjustment represents an asset impairment in 2016 and abandonment of certain long-term assets at our German facility in 2015. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance. Due to the significant effort that is required to determine the fair value of German facility’s long-lived assets, the Company was unable to finalize the 2016 long-lived asset impairment analysis as of the date of this release. The Company will finalize the impairment analyses and reflect the finalized fair value in its December 31, 2016 Form 10-K. The long-lived asset impairment reported in this release is the Company’s current best estimate of the impairment amount.

(6) 2015 Litigation and settlement charges – This adjustment represents charges relating to settlements of domestic and international distributor disputes. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

(7) 2016 Restructuring charges – This adjustment represents the closure of our French distribution and tissue procurement office. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

(8) 2016 and 2015 Severance charges – This adjustment represents charges relating to the termination of former employees. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

(9) 2016 Foreign net operating loss valuation reserve – This adjustment represents charges relating to a foreign net operating loss valuation reserve. Management removes the amount of these costs from our operating results to supplement a comparison to our past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted Net Income Applicable to Common Shares and Adjusted Net Income per Common Share - Diluted should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting Adjusted EBITDA, Adjusted Net Income Applicable to Common Shares and Adjusted Net Income per Common Share - Diluted in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making. The Company further believes that providing this information better enables the Company’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(Unaudited, in thousands)

	For the Three Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues:
Spine	$21,393	$15,608	$73,907	$57,983
Sports medicine and orthopedics	13,187	13,058	50,143	50,712
Surgical specialties	1,481	1,025	4,466	3,029
Cardiothoracic	2,815	2,296	11,147	8,699
International	5,653	4,400	21,185	18,338

Subtotal direct	44,529	36,387	160,848	138,761
Global commercial	23,731	36,869	99,127	129,930
Other revenues	3,087	2,865	12,890	13,602

Total revenues	$71,347	$76,121	$272,865	$282,293

Domestic revenues	64,564	70,636	247,756	260,387
International revenues	6,783	5,485	25,109	21,906

Total revenues	$71,347	$76,121	$272,865	$282,293

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31,	December 31,
	2016	2015
Assets
Cash	$13,849	$12,614
Accounts receivable - net	41,488	47,243
Inventories - net	119,743	118,673
Prepaid and other assets	5,213	13,184

Total current assets	180,293	191,714
Property, plant and equipment - net	83,098	84,992
Goodwill	54,887	54,887
Other assets - net	49,553	49,069

Total assets	$367,831	$380,662

Liabilities and Stockholders’ Equity
Accounts payable	$26,112	$20,446
Accrued expenses and other current liabilities	26,772	33,474
Current portion of long-term obligations	6,080	5,853

Total current liabilities	58,964	59,773
Deferred revenue	6,612	9,354
Long-term liabilities	77,523	73,856

Total liabilities	143,099	142,983
Preferred stock	60,016	56,323
Stockholders’ equity:
Common stock and additional paid-in capital	416,570	417,337
Accumulated other comprehensive loss	(8,316)	(7,042)
Accumulated deficit	(243,538)	(228,939)

Total stockholders’ equity	164,716	181,356

Total liabilities and stockholders’ equity	$367,831	$380,662

RTI SURGICAL, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2016	2015	2016	2015
Cash flows from operating activities:
Net (loss) income	$(11,102)	$4,166	$(14,599)	$14,915
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	3,423	4,065	16,510	16,522
Stock-based compensation	515	633	3,590	2,548
Amortization of deferred revenue	(1,217)	(1,160)	(4,867)	(6,225)
Other items to reconcile to net cash provided by operating activities	13,670	(1,131)	14,689	(18,764)

Net cash provided by operating activities	5,289	6,573	15,323	8,996

Cash flows from investing activities:
Purchases of property, plant and equipment	(2,563)	(4,771)	(15,337)	(17,740)
Patent and acquired intangible asset costs	(420)	(249)	(2,615)	(498)

Net cash used in investing activities	(2,983)	(5,020)	(17,952)	(18,238)

Cash flows from financing activities:
Proceeds from long-term obligations	2,000	2,000	17,000	8,750
Net (payments) proceeds from short-term obligations	—	(86)	(1,511)	422
Payments on long-term obligations	(2,000)	(1,133)	(11,424)	(5,294)
Other financing activities	(307)	88	(401)	2,396

Net cash (used in) provided by financing activities	(307)	869	3,664	6,274

Effect of exchange rate changes on cash and cash equivalents	226	(116)	200	(121)

Net increase (decrease) in cash and cash equivalents	2,225	2,306	1,235	(3,089)
Cash and cash equivalents, beginning of period	11,624	10,308	12,614	15,703

Cash and cash equivalents, end of period	$13,849	$12,614	$13,849	$12,614